Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 4, 2005 with respect to the consolidated financial statements and schedule of WellPoint, Inc., WellPoint, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WellPoint, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission, which is incorporated by reference in the WellPoint, Inc. Registration Statement (Form S-8) pertaining to the WellChoice, Inc. 2003 Omnibus Incentive Plan.

/s/ Ernst & Young LLP

December 22, 2005

Indianapolis, Indiana